SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  November 25, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



675 McDonnell Boulevard, St. Louis, MO                       63134
  (Address of principal executive offices)                (ZIP Code)


Registrant's telephone number,                         (314) 654-2000
    including area code
PAGE

Item 5.  Other Events
A press release was issued November 25, 1997. The relevant portion of the text of that release was as follows:
(*) Indicates registered trademark

MALLINCKRODT WINS STAY OF INJUNCTION IN WarmTouch(*) BLANKET CASE

ST. LOUIS, Mo., November 25, 1997   The U. S. Court of Appeals for
the federal circuit in Washington, D. C., has ruled that Mallinckrodt Inc. (NYSE:MKG) can continue to sell its WarmTouch(*) patient warming blankets in the United States until the company's appeal in a patent infringement case is decided.

     In September, Augustine Medical Inc., another manufacturer of patient warming systems, won a jury verdict of patent infringement against Mallinckrodt. At that time, the U. S. District Court in Minneapolis enjoined Mallinckrodt from selling blankets in the United States. However, that injunction was temporarily stayed by the federal court of appeals, so Mallinckrodt has been able to sell blankets. The court's latest action allows Mallinckrodt to continue selling until a decision is made on the appeal.

     "The court's action will allow us to continue serving our customers and to ensure that service to patients will not be disrupted.," said Donal Quinn, vice president of Mallinckrodt's
Critical Care Division.  "We are eager for our appeal to be heard.
We believe we have strong arguments that our blankets do not infringe Augustine's patents."

     WarmTouch(*) blankets connect to blowers that fill the blankets with warm air. This creates a warming system that helps control patient body temperatures. Medical research has demonstrated patient benefits from such warming, including improved post-surgical recovery time.

     Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. The company has four major businesses pharmaceuticals, diagnostic imaging, respiratory care and specialty chemicals. The St. Louis, Missouri-based company, with fiscal 1997 net adjusted sales of $1.9 billion, operates in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).
                             # # #


Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  November 26, 1997